AJ. ROBBINS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              216 SIXTEENTH STREET
                                    SUITE 600
                             DENVER, COLORADO 80202


June 30, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We previously served as the independent registered public accounting firm for Berman Center, Inc. (the "Company"). We have read the Company's statements included under Item 4.01 of its Current Report on Form 8-K dated June 30, 2005, and we agree with the statements concerning our firm contained in the first, second and third paragraphs therein, except that we are not in a position to agree or disagree with the Company's statement that the decision to change accountants will be approved and ratified by the Company's board of directors at its next scheduled board meeting. Furthermore, we have no basis to agree or disagree with the statements of the Company regarding its engagement of Singer Lewak Greenbaum & Goldstein LLP as its new independent registered public accounting firm.



Very truly yours,

/s/ AJ. Robbins PC
AJ. ROBBINS PC
CERTIFIED PUBLIC ACCOUNTANTS
Denver, Colorado